Exhibit 99.1

Contact:	Mark A. Kopser
Executive Vice President and Chief Financial Officer
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES FOURTH QUARTER AND YEAR-END 2011 RESULTS

Dallas, Texas (March 1, 2012) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter Financial Results

For the quarter ended December 31, 2011, consolidated net revenues increased 5% to $162.0 million compared with $154.2 million in the prior year period. Operating loss for the fourth quarter was $37.0 million as compared with operating income of $53.0 million for the prior year period. Current quarter operating loss included an impairment of goodwill of $107.0 million related to the U.K. reporting unit. Both the current and prior year had de novo start-up losses, acquisition related costs, and certain non-facility operating expenses, which are explained in more detail in our Annual Report on Form 10-K. Adjusted EBITDA less noncontrolling interests increased 11% to $61.6 million versus $55.4 million in the prior year quarter.

The financial results for the fourth quarter were driven by systemwide revenue growth of 13%, consisting of 6% U.S. same-facility revenue growth and the remainder being due to acquisition activity.

Cash flows from operating activities for the fourth quarter totaled $43.7 million compared with $31.3 million for the prior year period. During the fourth quarter, the Company and its consolidated subsidiaries invested approximately $6.8 million in maintenance capital expenditures and an additional $16.3 million to develop new facilities and expand existing facilities.

Full Year Financial Results

For the year ended December 31, 2011, consolidated net revenues increased 6% to $609.6 million compared with $576.7 million in the prior year period. Operating income decreased 33% for 2011 to $141.1 million as compared with $210.5 million for the prior year period. Current year operating income included an impairment of goodwill of $107.0 million related to the U.K. reporting unit. Both the current and prior year had de novo start-up losses, acquisition related costs, and certain non-facility operating expenses, which are explained in more detail in our Annual Report on Form 10-K. Adjusted EBITDA less noncontrolling interests increased to $212.8 million from $200.2 million in the prior year period.

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United Surgical Partners Announces Fourth Quarter and Year-End 2011 Results

March 1, 2012

Cash flows from operating activities for the year ended December 31, 2011, totaled $184.1 million compared with $169.1 million for the prior year period. This increase was due to the higher operating cash flows of our facilities being partially offset by increased federal tax payments. The Company’s federal tax payments in the first half of 2010 were lower due to its still having significant net operating loss carryforwards to apply. During 2011, the Company and its consolidated subsidiaries invested approximately $18.7 million in maintenance capital expenditures and an additional $31.8 million to develop new facilities and expand existing facilities.

Systemwide Financial Results

Due to the Company’s partnerships with physicians and not-for-profit healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant and growing portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which include revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At December 31, 2011, 141 of the 206 facilities the Company operated were not consolidated.

Revenue Analysis

For the fourth quarter, the systemwide revenues of the facilities operated by the Company increased 13% on a year-over-year basis, while consolidated revenues increased 5%. For 2011, the systemwide revenues of the facilities operated by the Company increased 13% on a year-over-year basis, while consolidated revenues increased 6%. The table below lists the key drivers of year-over-year changes in revenues.

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	As Reported Under GAAP	Unconsolidated Affiliates	As Reported Under GAAP	Unconsolidated Affiliates
Total revenues, period ended December 31, 2010	$154,212	$377,621	$576,665	$1,329,041
Add: Revenue from acquired facilities and de novos	5,768	35,724	17,010	105,820
Less: Revenue of deconsolidated facilities	(3,822)	3,822	(13,569)	13,569
Less: Revenue of disposed facilities	—	(4,894)	—	(12,364)
Impact of exchange rate	(168)	—	3,728	—

Adjusted base period	$155,990	$412,273	$583,834	$1,436,066
Increase from operations	4,044	23,433	16,860	97,652
Non-facility based revenue	1,954	1,058	8,892	4,312

Total revenues, period ended December 31, 2011	$161,988	$436,764	$609,586	$1,538,030

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United Surgical Partners Announces Fourth Quarter and Year-End 2011 Results

March 1, 2012

Development Activity

During the year, the Company acquired 19 facilities, opened four de novo facilities, and sold its interest in six facilities. The Company expects to add 15 to 20 facilities in 2012.

Impairment of Goodwill

During the fourth quarter of 2011, the Company recorded a $107.0 million goodwill impairment charge related to its United Kingdom (U.K.) reporting unit. The impairment primarily resulted from worsening conditions in U.K. and European capital markets and poor overall economic conditions, as further described in the Company’s Annual Report on Form 10-K.

Summary

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We ended the year with some good momentum as we had solid operational results and continued robust development activity.”

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 207 surgical facilities. Of the Company’s 201 domestic facilities, 139 are jointly owned with not-for-profit healthcare systems. The Company also operates six facilities in the United Kingdom.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Fourth Quarter and Year-End 2011 Results

March 1, 2012

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except number of facilities)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues	$161,989	$154,212	$609,586	$576,665

Equity in earnings of unconsolidated affiliates	26,034	20,162	82,752	69,916

Operating expenses:
Salaries, benefits and other employee costs	43,024	42,506	165,083	156,213
Medical services and supplies	25,702	26,063	99,559	97,940
Other operating expenses	25,842	26,227	98,246	99,075
General and administrative expenses	11,010	10,908	43,710	38,202
Provision for doubtful accounts	2,769	2,187	9,648	8,458
Goodwill impairment	107,028	—	107,028	—
Net (gain) loss on deconsolidations, disposals and impairments	2,220	5,842	(1,529)	6,378
Depreciation and amortization	7,420	7,671	29,462	29,799

Total operating expenses	225,015	121,404	551,207	436,065

Operating income (loss)	(36,992)	52,970	141,131	210,516
Interest expense, net	(15,440)	(17,224)	(64,725)	(69,240)
Other, net	40	(14)	(73)	708

Income (loss) from continuing operations before income taxes	(52,392)	35,732	76,333	141,984
Income tax expense	(26,909)	(8,091)	(56,729)	(32,328)

Income (loss) from continuing operations	(79,301)	27,641	19,604	109,656
Discontinued operations, net of tax	—	(7,813)	(519)	(7,003)

Net income (loss)	(79,301)	19,828	19,085	102,653
Less: Net income attributable to noncontrolling interests	(20,337)	(17,481)	(69,929)	(60,560)

Net income (loss) attributable to USPI’s common stockholder	$(99,638)	$2,347	$(50,844)	$42,093

Supplemental Data:
Facilities operated at period end	206	189	206	189

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United Surgical Partners Announces Fourth Quarter and Year-End 2011 Results

March 1, 2012

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2011	Dec. 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$41,822	$60,253
Accounts receivable, net of allowance for doubtful accounts of $8,576 and $7,481, respectively	58,057	50,082
Other receivables	10,499	15,242
Inventories	10,117	9,191
Deferred tax assets, net	14,704	14,961
Other	20,129	14,682

Total current assets	155,328	164,411

Property and equipment, net	235,321	202,260
Investments in unconsolidated affiliates	444,734	393,561
Goodwill and intangible assets, net	1,536,485	1,587,877
Other	21,630	24,630

Total assets	$2,393,498	$2,372,739

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$28,765	$23,488
Accrued expenses and other	222,985	218,786
Current portion of long-term debt	25,487	22,386

Total current liabilities	277,237	264,660

Long-term debt	1,042,969	1,047,440
Other liabilities	198,753	157,820

Total liabilities	1,518,959	1,469,920

Noncontrolling interests - redeemable	106,668	81,668

USPI stockholder’s equity	732,688	786,757
Noncontrolling interests - nonredeemable	35,183	34,394

Total equity	767,871	821,151

Total liabilities and equity	$2,393,498	$2,372,739

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United Surgical Partners Announces Fourth Quarter and Year-End 2011 Results

March 1, 2012

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended December 31,
	2011	2010	% Change
Systemwide same-facility statistics(1) (2):
United States:
Facility cases	230,062	226,833	1.4%
Net revenue/case	$2,320	$2,227	4.2%
Net revenue (in thousands)	$533,797	$505,140	5.7%
Facility operating income margin(3)	29.8%	29.5%	30	bps

United Kingdom:
Adjusted admissions	5,222	5,272	(0.9%)
Net revenue/adjusted admission	$5,245	$5,010	4.7%
Net revenue/adjusted admission (at constant currency translation rates)(4)	$5,245	$4,979	5.3%
Net revenue (in thousands)	$27,391	$26,413	3.7%
Facility operating income margin(3)	18.8%	21.4%	(260	) bps

Other:
Total consolidated facilities	65	57

EBITDA less noncontrolling interests(5)
GAAP operating income (loss)	$(36,992)	$52,970	(169.8%)
Depreciation and amortization	7,420	7,671
Goodwill impairment	107,028	—
Net (gain) loss on deconsolidations, disposals and impairments	2,219	5,842
Impairment of unconsolidated affiliate	—	3,676

EBITDA	79,675	70,159
Net income attributable to noncontrolling interests	(20,337)	(17,481)

EBITDA less noncontrolling interests	$59,338	$52,678	12.6%
De novo start-up losses	1,286	35
Acquisition costs	927	2,713

Adjusted EBITDA	$61,551	$55,426	11.1%

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United Surgical Partners Announces Fourth Quarter and Year-End 2011 Results

March 1, 2012

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics (Continued)

(in thousands, except for number of facilities, cases and percentages)

	Year Ended December 31,
	2011	2010	% Change
EBITDA less noncontrolling interests(5)
GAAP operating income	$141,131	$210,516	(33.0%)
Depreciation and amortization	29,462	29,799
Goodwill impairment	107,028	—
Net (gain) loss on deconsolidations, disposals and impairments	(1,529)	6,378

Impairment of unconsolidated affiliate	—	3,676
EBITDA	276,092	250,369
Net income attributable to noncontrolling interests	(69,929)	(60,560)

EBITDA less noncontrolling interests	$206,163	$189,809	8.6%
De novo start-up losses	4,009	136
Acquisition costs	2,661	3,300
Expense related to prior acquisition	—	6,000
VAT assessment	—	1,000

Adjusted EBITDA	$212,833	$200,245	6.3%

(1)	Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics are included in both periods for current year acquisitions.
(3)	Calculated as operating income divided by net revenue.
(4)

Calculated using fourth quarter 2011 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)

EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income plus depreciation and amortization, net (gain) loss on deconsolidations, disposals and impairments and good will impairment, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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